Form 3 Joint Filer Information

Name:    Westbury Equity Partners SBIC, L.P.

Address:   1400 Old Country Road

   Suite 313

   Westbury, NY  11590

Designated Filer: Westbury SBIC, Inc.

Issuer & Ticker: Kenexa Corporation (KNXA)

Date of Event

Requiring Statement: 6/24/2005

Signature:   By: /s/ Richard Sicoli,

       Vice President of Westbury SBIC, Inc.,

       the General Partner of Westbury Equity

       Partners SBIC, L.P.